Exhibit 99.1

Signing Day Sports and BlockchAIn Consummate Business Combination

BlockchAIn Inc. Anticipated to Commence Trading Under Ticker “AIB” on NYSE American on March 17, 2026 at 9:30 a.m. EDT

SCOTTSDALE, AZ and NEW YORK, NY / GLOBE NEWSWIRE / March 16, 2026 / – Signing Day Sports, Inc. (“Signing Day Sports” or the “Company”) (NYSE American: SGN), a technology platform designed to help student-athletes connect with college sports programs (“Signing Day Sports” or the “Company”), and BlockchAIn Digital Infrastructure, Inc. (“BlockchAIn Inc.”) today jointly announced the successful completion of their previously announced business combination, resulting in each of Signing Day Sports and One Blockchain LLC, a developer and operator of digital infrastructure focused on high-performance computing (“HPC”) and artificial intelligence (“AI”) hosting (“BlockchAIn LLC” and, together with BlockchAIn Inc, “BlockchAIn”), becoming wholly-owned subsidiaries of BlockchAIn Inc. BlockchAIn Inc. is anticipated to commence trading on NYSE American at 9:30 a.m. EDT on March 17, 2026, under the ticker symbol “AIB”.

Commenting on the closing of the transaction, Jerry Tang, Chief Executive Officer of BlockchAIn Inc., said, “Completing this business combination marks an important milestone for our organization as we enter the public markets. We appreciate the efforts of the teams across both companies who worked diligently to bring this combination to completion. With the closing of the transaction and our anticipated listing under the ticker ‘AIB,’ we are focused on executing our strategy to build scalable digital infrastructure designed to support the rapidly expanding demand for AI and HPC. We believe the combined company is well positioned to leverage our platform and development pipeline as we pursue long-term growth.”

Advisors

Maxim Group LLC is serving as financial advisor to BlockchAIn in connection with the transaction. Bevilacqua PLLC is serving as legal counsel to Signing Day Sports, and Loeb & Loeb LLP is serving as legal counsel to BlockchAIn.

About One Blockchain LLC

BlockchAIn LLC is a developer and operator of digital infrastructure focused on HPC and AI hosting. BlockchAIn LLC has planned AI data center expansions with favorable economics for activation in 2026 and 2027. BlockchAIn LLC operations are currently centered around its existing 40 MW data center facility in South Carolina. In 2024, this facility generated approximately $22.9 million in revenue and approximately $5.7 million in net income. BlockchAIn LLC’s mission is to become a leader in creating and operating scalable sustainable power and data infrastructure purpose-built for AI hosting, AI workloads, HPC, and accelerated compute applications.

About Signing Day Sports, Inc.

Signing Day Sports’ mission is to help student-athletes achieve their goal of playing college sports. Signing Day Sports’ app allows student-athletes to build their Signing Day Sports’ recruitment profile, which includes information college coaches need to evaluate and verify them through video technology. The Signing Day Sports app includes a platform to upload a comprehensive data set including video-verified measurables (such as height, weight, 40-yard dash, wingspan, and hand size), academic information (such as official transcripts and SAT/ACT scores), and technical skill videos (such as drills and mechanics that exemplify player mechanics, coordination, and development).

CONTACT INFORMATION:

Signing Day Sports, Inc.	BlockchAIn Digital Infrastructure, Inc. and One Blockchain LLC

Crescendo Communications, LLC	BlockchAIn Digital Infrastructure, Inc. and One Blockchain LLC:
212-671-1020	Chris Tyson
SGN@crescendo-ir.com	Executive Vice President MZ Group - MZ North America Phone: (949) 491-8235 GWH@mzgroup.us www.mzgroup.us

Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology and include, but are not limited to, statements regarding the anticipated listing of BlockchAIn Inc’s common stock on NYSE American under the ticker symbol “AIB” and the expected benefits of the transaction. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, including without limitation, the occurrence of any event, change or other circumstances that could prevent the common stock of BlockchAIn Inc. from commencing trading on the NYSE American LLC at 9:30 a.m. EDT on March 17, 2026 or, subsequently, of continuing to trade on such market or of qualifying to trade on any securities trading market; the parties’ ability to integrate their respective businesses into a combined publicly listed company post-merger, the parties’ ability to obtain sufficient funding to maintain operations and develop additional services and offerings, market acceptance of the parties’ current products and services and planned offerings, competition from existing or new offerings that may emerge, impacts from strategic changes to the parties’ business on net sales, revenues, income from continuing operations, or other results of operations, the parties’ ability to attract new users and customers, the parties’ ability to retain or obtain intellectual property rights, the parties’ ability to adequately support future growth, the parties’ ability to comply with user data privacy laws and other current or anticipated legal requirements, and the parties’ ability to attract and retain key personnel to manage their business effectively. These risks, uncertainties and other factors are described more fully in the section titled “Risk Factors” of the Registration Statement on Form S-4 filed by BlockchAIn Inc. with the SEC on December 1, 2025, as amended on December 23, 2025, January 21, 2026, January 22, 2026, January 30, 2026, and February 17, 2026, which was declared effective by the SEC on January 30, 2026, and the proxy statement/prospectus that was filed by BlockchAIn Inc. with the SEC on February 17, 2026, relating to this transaction. See also the section titled “Risk Factors” in the Company’s periodic reports which are filed with the SEC. These risks, uncertainties and other factors are, in some cases, beyond the parties’ control and could materially affect results. If one or more of these risks, uncertainties or other factors become applicable, or if these underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. All subsequent written and oral forward-looking statements concerning Signing Day Sports, BlockchAIn, or any of their affiliates, or other matters and attributable to Signing Day Sports, BlockchAIn, any of their affiliates, or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Forward-looking statements contained in this announcement are made as of this date, and the Company and BlockchAIn undertake no duty to update such information except as required under applicable law.